Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of November 9, 2020, by and among Sterling Bancorp, a Delaware corporation (the “Company”), Sterling National Bank, a national banking association organized and existing under the laws of the United States of America (the “Bank”; and together with the Company, “Sterling”), and Bea Ordonez (“Executive”).

WITNESSETH:

WHEREAS, Sterling desires to employ Executive on a full-time basis and the Executive desires to be so employed, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company, the Bank and Executive hereby agree as follows:

1.           Employment. Subject to the terms set forth herein, Sterling agrees to employ Executive as Executive Vice President of both the Company and the Bank and, as of March 1, 2021, as Executive Vice President and Chief Financial Officer of both the Company and the Bank, and Executive hereby accepts such employment. As Executive Vice President and Chief Financial Officer of the Company and the Bank, Executive shall have such authority, perform such duties, and fulfill such responsibilities commonly incident to such positions, as well as those that are delegated to Executive by the Chief Executive Officer of the Company. While employed, Executive shall report to the Chief Executive Officer of the Company and Executive shall devote her full business time and attention to the business and affairs of the Company and the Bank, and shall use her best efforts to advance the interests of the Company and the Bank; provided that, Executive may engage in outside activities in accordance with Section 5.

2.           Employment Period.

(a)            Duration. Executive’s period of employment under this Agreement shall begin on January 11, 2021 (the “Effective Date”) and shall continue until December 31, 2023 (or, if a Change in Control (as defined below) occurs prior to December 31, 2023, the second anniversary of the date of the Change in Control, if later), unless terminated prior thereto by either Sterling or Executive in accordance with Section 6 hereof (such period of employment being the “Employment Period”).

(b)            Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Company, the Bank and Executive may agree.

3.           Compensation. In exchange for the on-going services of Executive hereunder, the Bank shall provide the following:

(a)            Base Salary. In consideration for the services performed by Executive during the Employment Period, effective as of the Effective Date, the Bank shall pay to Executive an annual salary (“Base Salary”) of $450,000. The Base Salary shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices. Executive’s Base Salary shall be reviewed at least annually during the Employment Period for possible upward adjustment, and Executive’s Base Salary shall not be reduced without Executive’s consent. The term Base Salary, as utilized in this Agreement, shall refer to Base Salary as it may be increased from time to time. In addition, Executive will receive a one-time signing bonus in the amount of $250,000 (the “Signing Bonus”), payable in a lump sum within 45 days of the Effective Date, less applicable deductions and payable in accordance with Sterling’s normal payroll practices. Should Executive voluntarily resign her employment with Sterling (other than for Good Reason) or terminated by Sterling for Cause within twelve (12) months of the Effective Date, Executive shall be responsible for reimbursing Sterling for the entire Signing Bonus. Should Executive voluntarily resign her employment with Sterling (other than for Good Reason) or terminated by Sterling for Cause more than twelve (12) months but less than twenty-four (24) months from the Effective Date, Executive shall be responsible for reimbursing Sterling 50% of the Signing Bonus. In addition, if Executive’s employment is terminated without Cause prior to the payment of the Signing Bonus, she shall be paid such bonus as if she had remained employed indefinitely.

(b)            Annual Bonus. For each fiscal year of the Company during the Employment Period, Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan (or any successor thereto) (the “Annual Bonus Plan”). Executive’s target bonus under the Annual Bonus Plan shall be determined annually as of December 31 by the Compensation Committee of the Company Board. As of the date of this Agreement, the Employee's target annual bonus under the Annual Bonus Plan shall be equal to seventy percent (70%) of Employee’s Base Salary (the “Target Bonus”). The actual amount of Executive’s annual bonus shall depend upon the achievement of performance goals established by the Compensation Committee of the Company Board, with the actual bonus to be determined by the Compensation Committee of the Company Board. The terms and conditions of the Annual Bonus Plan and the payments to Executive thereunder shall be applied on a basis not less favorable to Executive than to other similarly situated senior executives of Sterling generally. The Compensation Committee of the Company Board shall periodically review Executive’s Target Bonus percentage and may in its discretion increase Executive’s annual bonus opportunity. The term Target Bonus, as utilized in this Agreement, shall refer to the Target Bonus as it may be increased. Annual bonuses awarded to Executive under the Annual Bonus Plan are referred to herein as “Annual Bonuses.” The payment of any such Annual Bonus shall be subject to all the terms and conditions of the applicable Annual Bonus Plan.

(c)            Long-Term Compensation. During the Employment Period, Executive shall be eligible to participate in any equity and/or other long-term compensation programs established by the Company from time to time for senior executive officers. Executive’s target annual equity award opportunity shall be determined by the Compensation Committee of the Company Board and shall be no less favorable than the target equity award opportunity available to other similarly situated senior executives of Sterling generally, with the actual award to be determined by the Compensation Committee of the Company Board on a basis not less favorable to Executive than to other similarly situated senior executives of Sterling generally. As of the date of this Agreement, the Employee's target equity award opportunity shall be equal to eighty (80%) percent of Employee’s Base Salary. In addition, no later than thirty (30) days after the Effective Date, Executive shall receive an equity grant of restricted stock with an aggregate fair value as of the date of grant equal to Five Hundred Thousand Dollars ($500,000), which award shall vest ratably over a three (3) year period from the date of the grant (the “Grant”). The Grant shall be subject to Executive’s continued employment with Sterling and shall be further governed by the terms and conditions of Sterling’s Stock Plan (the “Plan”).

(d)           Employee Benefit Plans; Paid Time Off.

(i)            Benefit Plans. During the Employment Period, Executive shall be an employee of the Company and the Bank, and shall be entitled to participate, on terms and conditions not less favorable to Executive than other similarly situated senior executives of Sterling generally, in Sterling’s (A) tax-qualified defined contribution retirement plans (currently, Sterling’s 401(k) and Profit Sharing Plan); (B) group life, health and disability insurance plans; and (C) any other employee benefit plans and programs and perquisites in accordance with Sterling’s customary practices with respect to other similarly situated senior executives of Sterling generally; provided that Executive’s participation shall be subject to the terms of such plans and programs (including being a member of the class of employees currently eligible to commence participation in the plan or program); and provided, further, that nothing herein shall limit Sterling’s right to amend or terminate any such plans or programs.

(ii)           Paid Time Off. Executive shall be entitled to five (5) weeks of paid vacation time each year during the Employment Period (measured on a fiscal or calendar year basis, in accordance with Sterling’s usual practices), as well as sick leave, holidays and other paid absences in accordance with Sterling’s policies and procedures for senior executives. Any unused paid time off during an annual period may be carried forward into the following year to the extent permitted under Sterling’s policies and procedures and Executive shall be compensated for any unused paid time off to the extent provided for under Sterling’s policies and procedures as applicable to other similarly situated senior executives of Sterling generally.

(e)           Expenses. The Bank shall reimburse Executive for Executive’s ordinary and necessary business expenses and travel and entertainment expenses incurred in connection with the performance of Executive’s duties under this Agreement upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

4.           Principal Place of Employment. Executive’s principal place of employment during the Employment Period shall be at the Company’s principal executive offices in Manhattan or at such other location upon which the Company and Executive may mutually agree, and subject to travel to such other locations as shall be necessary to fulfill the employment duties.

5.           Outside Activities and Board Memberships. During the Employment Period, Executive shall not provide services on behalf of any financial institution or other entity or business that competes with the Company, the Bank or any of their affiliates (each, a “competitive business”), or any subsidiary or affiliate of any such competitive business, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall Executive acquire, by reason of purchase during the Employment Period, the ownership of more than one percent (1%) of the outstanding equity interest in any such competitive business. In addition, during the Employment Period, Executive shall not, directly or indirectly, acquire a beneficial interest, or engage in any joint venture in real estate with Sterling. Subject to the foregoing, Executive may serve on boards of directors of unaffiliated corporations, subject to approval by the Company Board, which shall not be unreasonably withheld, and boards of directors of not-for-profit organizations and trade associations, subject to approval by the Company in accordance with Sterling’s policies and procedures. Except as specifically set forth herein, Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies). Notwithstanding the foregoing, in no event shall Executive’s outside activities, services, personal business and investments materially interfere with the performance of Executive’s duties under this Agreement. Nothing in this Section 5 shall limit any of Executive’s obligations under Section 9 hereof.

6.           Termination of Employment.

(a)          Termination by Sterling without Cause.

(i)          Sterling shall have the right to terminate Executive’s employment at any time during the Employment Period without Cause by giving notice to Executive as described in Section 6(f). For sake of clarity, neither termination of Executive’s employment pursuant to Section 6(e) nor upon or after expiration of the Employment Period shall constitute a termination without Cause for purposes of this Section 6.

(ii)         In the event that Sterling terminates Executive’s employment during the Employment Period without Cause:

(A)          Sterling shall pay or provide to Executive any Accrued Obligations;

(B)           If such termination occurs other than as provided in Section 6(a)(ii)(C) below, then, subject to Section 6(g), Sterling shall pay to Executive, (I) within sixty (60) days following the date of termination, a lump sum cash payment (the “Severance Payment”) in an amount equal to one (1) year of Executive’s Base Salary (in the amount in effect immediately prior to termination of employment) and the amount of Executive’s Target Bonus for the fiscal year that includes Executive’s date of termination of employment, and (II) eighteen (18) consecutive monthly cash payments (commencing with the first month following Executive’s termination of employment, and continuing until the eighteenth month following Executive’s termination of employment) each equal to the monthly COBRA premium in effect as of the date of Executive’s termination of employment for the level of coverage in effect for Executive under Sterling’s group health plan (the “COBRA Payments” and, together with the Severance Payment, the “Severance Benefits”); and

(C)           If such termination occurs upon or within twenty-four (24) months after a Change in Control, or Executive reasonably demonstrates (or the Company or Bank agrees) that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, then, subject to Section 6(g), the Bank shall (I) pay to Executive, within sixty (60) days following the date of termination, a lump sum cash payment (the “CIC Severance Payment”) equal to (i) two (2) times the sum of Executive’s Base Salary immediately prior to termination of employment, plus (ii) two (2) times the amount of Executive’s Target Bonus for the fiscal year that includes Executive’s date of termination of employment; (II) pay to Executive the Executive’s Target Bonus pro-rated for the number of days which the Executive was employed by the Company or the Bank during the calendar year in which the Executive’s termination occurred following a Change in Control; (III) pay to Executive any accrued vacation pay due under the terms of the Bank’s vacation policy to the extent not theretofore paid; and (IV) pay to Executive on a monthly basis commencing with the first month following Executive’s termination of employment, and continuing until the eighteenth month following Executive’s termination of employment, the COBRA Payments (together with the CIC Severance Payment, the “CIC Severance Benefits”).

(D)          If such termination occurs upon or within twenty-four (24) months after a Change in Control, or Executive reasonably demonstrates (or the Company or Bank agrees) that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, then, subject to Section 6(g), any unvested Long-Term Incentive Award of Executive will vest in accordance with the applicable grant or award agreement.

(b)          Termination by the Company for Cause. Sterling shall have the right to terminate Executive’s employment at any time during the Employment Period for Cause by giving notice to Executive as provided in Section 6(f) hereof. In the event Executive’s employment is terminated for Cause, Sterling’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(c)          Resignation by Executive without Good Reason. Executive may resign from employment during the Employment Period without Good Reason at any time by giving notice to the Bank as described in Section 6(f). In the event Executive resigns from employment without Good Reason, Sterling’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(d)          Resignation by Executive for Good Reason. Executive may resign from employment under this Agreement for Good Reason by giving notice to the Bank as described in Section 6(f). In the event Executive resigns from employment for Good Reason, (i) the Bank shall pay or provide to Executive any Accrued Obligations, and (ii) if such resignation occurs upon or within twenty-four (24) months after a Change in Control, Executive shall, subject to Section 6(g), be entitled to the CIC Severance Benefits to the same extent as if Executive’s employment was terminated by Sterling without Cause pursuant to Section 6(a)(ii)(C) as of the date of Executive’s termination of employment for Good Reason.

(e)          Termination by Reason of Death or Disability of Executive.

(i)           In the event of Executive’s death during the Employment Period, Sterling’s sole obligation shall be to pay to Executive’s legal representatives any Accrued Obligations.

(ii)          Sterling shall be entitled to terminate Executive’s employment due to Executive’s Disability. If Executive’s employment hereunder is terminated due to Executive’s Disability, Sterling’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(f)           Notice; Effective Date of Termination. Notice of termination of employment under this Agreement shall be communicated by or to Executive (on one hand) or Sterling (on the other hand) in writing in accordance with Section 14. Termination of Executive’s employment pursuant to this Agreement (the “Termination Date”) shall be effective on the earliest of:

(i)           immediately after Sterling gives notice to Executive of Executive’s termination without Cause, unless the parties agree to a later date, in which case, termination shall be effective as of such later date;

(ii)          immediately upon approval by the Company Board of termination of Executive’s employment for Cause;

(iii)         immediately upon Executive’s death;

(iv)         in the case of termination by reason of Executive’s Disability, the date on which Executive is determined to be permanently disabled for purposes of Sterling’s long-term disability plan or policy that covers Executive; or

(v)          thirty (30) days after Executive gives written notice to Sterling of Executive’s resignation from employment under this Agreement (including for Good Reason), provided that the Company or the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such other date.

(g)          General Release of Claims. Executive shall not be entitled to any of the Severance Benefits pursuant to Section 6(a)(ii)(B) or the CIC Severance Benefits pursuant to Section 6(a)(ii)(C) or 6(d) in the event Executive’s employment terminates without Cause or for Good Reason, unless, in each case, (A) Executive has executed and delivered to the Company a general release of claims (in the form attached hereto as Exhibit A) (the “Release”) and (B) such Release has become irrevocable under the Age Discrimination in Employment Act not later than fifty-six (56) days after the Termination Date. Executive’s entitlement to the Severance Benefits or CIC Severance Benefits, as applicable, are further conditioned upon complying with the terms of Sections 6(k), 8, 9(a) and 9(b) hereof, subject to written notice by the Bank and a reasonable opportunity for Executive to cure, if subject to cure. Sterling shall deliver to Executive a copy of the Release not later than three (3) days after the Termination Date pursuant to Section 6(a) or 6(d) hereof. In the event that the fifty-six (56) day period referenced above begins and ends in different taxable years of Executive, any payments or benefits under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the payment or settlement of which is conditioned on the effectiveness of the Release shall be paid in the later taxable year.

(h)           No Other Severance Benefits. Executive acknowledges and agrees the Severance Benefits or CIC Severance Benefits, as applicable, and other rights and benefits provided under this Agreement upon termination are in lieu of, and not in addition to, any payments and/or benefits to which Executive may otherwise be entitled under any severance plan, policy or program of Sterling.

(i)            Payment of Obligations. Notwithstanding anything to the contrary herein, any payment obligation of the Bank under this Agreement may be satisfied in whole or in part by payment by the Company, the Bank or any affiliate, and any such payment shall, for purposes of this Agreement, be treated as if made by the Bank.

(j)            Resignation from Positions. Upon termination of Executive’s employment for any reason, Executive shall promptly (i) resign from all positions (including, without limitation, any management, officer or director position) with Sterling and its affiliates and (ii) relinquish any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of Sterling or its affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company and the Bank of a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.

(k)           Return of Property. On or before the Termination Date, Executive shall return to the Company any and all Company or Bank property, including but not limited to any computer or other electronic equipment, and any documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Executive’s possession, custody, or control, including but not limited to any such materials that may be at Executive’s home or that may be stored on any electronic devices not belonging to the Company. Upon the Company’s request, Executive shall destroy any copies, including electronic copies, of any Company information, including any Company confidential information, as described in Section 8 of this Agreement.

(l)            Golden Parachute Limit. Notwithstanding any other provision of this Agreement, in the event that any portion of the CIC Severance Benefits or any other payment or benefit received or to be received by Executive in connection with a “change in ownership or control” (within the meaning of Section 280G of the Code) of the Company occurring following the Effective Date (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are so reduced. All determinations required to be made under this Section 6(l) shall be made by tax counsel or a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Company prior to a Change in Control and reasonably acceptable to Executive (“Tax Counsel”), which determinations shall be conclusive and binding on Executive and the Company absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. Prior to any reduction in Executive’s Total Benefits pursuant to this Section 6(l), Tax Counsel shall provide Executive and the Company with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the COBRA Payments, (ii) the CIC Severance Payment, (iii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity awards), (iv) Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity awards in reverse order of payment; provided that in all events for purposes of clauses (iii)-(v), any Total Benefit which is not subject to calculation of its value under Treas. Reg. §1.280G-1 Q&A 24(b) or (c) shall be reduced before any Total Benefit which is subject to calculation of its value under Treas. Reg. §1.280G-1 Q&A 24(b) or (c). The parties hereby elect to use the applicable federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code. “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto. In connection with making determinations under this Section 6(l), Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the Change in Control, including any noncompetition provisions that may apply to Executive, and Sterling shall cooperate in the valuation of any such services, including any noncompetition provisions.

7.           Certain Definitions.

(a)           “Accrued Obligations” means (i) any accrued and unpaid Base Salary of Executive through the date of termination of employment, payable pursuant to the Bank’s standard payroll policies, (ii)  any earned and unpaid bonus of Executive under the Annual Bonus Plan for any completed fiscal year prior to the date of termination of employment and, if applicable, payment of any unpaid Signing Bonus as set forth in Section 3(a) above, (iii) any compensation and benefits to the extent payable to Executive based on Executive’s participation in any compensation or benefit plan, program or arrangement of Sterling through the date of termination of employment, payable in accordance with the terms of such plan, program or arrangement, and (iv) any expense reimbursement to which Executive is entitled under Sterling’s standard expense reimbursement policy (as applicable) and Sections 3(e) and 10 hereof.

(b)           “Cause” means Executive’s failure or refusal to substantially perform Executive’s duties hereunder, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Company Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Company Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company Board at a meeting of the Company Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Company Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in first sentence of this Section 7(b), and specifying the particulars thereof in detail. For purposes hereof, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without an objectively reasonable belief that Executive’s action or omission was in the best interests of the Company and the Bank. Any act, or failure to act, based upon the direction of the Company Board or the Bank Board based upon the advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company or the Bank.

(c)          “Change in Control” means the occurrence of any of the following with respect to the Company occurring after the Effective Date:

(i)            any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any employee benefit plan of Sterling or any affiliate, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of Company’s outstanding securities; or

(ii)           individuals who constitute the Company Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or

(iii)          the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power immediately after such Fundamental Transaction of (A) the Company’s outstanding securities, (B) the surviving entity’s outstanding securities, or (C) in the case of a division, the outstanding securities of each entity resulting from the division; or

(iv)          the shareholders of the Company approve a plan of complete liquidation or winding up of the Company; or

(v)          the consummation of an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s or the Bank’s assets.

(d)           “Disability” means that Executive is deemed disabled for purposes of Sterling’s long-term disability plan or policy that covers Executive.

(e)           “Good Reason” means the occurrence of any of the following events (without Executive’s consent):

(i)           a material reduction of any element of the compensation and benefits required to be provided to Executive in accordance with any of the provisions of Section 3;

(ii)          a material adverse change in Executive’s functions, duties, or responsibilities with the Company or the Bank, which change would cause Executive’s position to become one of materially lesser responsibility, importance or scope;

(iii)         Sterling requiring Executive to be based at any office or location other than as provided in Section 4 resulting in an increase in Executive’s commute of fifty (50) miles or more; or

(iv)         a material breach of this Agreement by the Company or the Bank.

Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (A) Executive shall have given written notice of such event to the Bank within ninety (90) days after the initial occurrence thereof, (B) the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties), and (C) Executive terminates employment within thirty (30) days after expiration of such cure period.

8.           Confidentiality. In the course of Executive’s employment with and involvement with Sterling and its affiliates, Executive has obtained, or may obtain, secret or confidential information, knowledge or data concerning Sterling’s and its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties. Executive shall hold in a fiduciary capacity for the benefit of Sterling and its affiliates, all secret or confidential information, knowledge or data relating to Sterling or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by Sterling or any of its affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). All records, files, memoranda, reports, customer lists, documents and the like (whether in paper or electronic format) that Executive has used or prepared during Executive’s employment shall remain the sole property of Sterling and shall be promptly returned to Sterling’s premises upon any termination of employment. After termination of Executive’s services with Sterling, Executive shall not, without the prior written consent of the Bank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Bank and those designated by it. The confidentiality provision contained herein is in addition to and not in limitation of Executive’s duties as an officer and director under applicable law. For purposes of this Section 8 and Section 9, references to the Company, the Bank, and their affiliates shall include their predecessor and any successor entities. Notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any federal or state trade secret law for a disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Further, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that she has made such reports or disclosures.

9.           Nonsolicitation; Noncompetition; Post-Termination Cooperation.

(a)           Executive hereby covenants and agrees that, while employed and for a period of eighteen (18) months following her termination of employment with Sterling for any reason, Executive shall not, without the prior written consent of the Bank, either directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of the Company, the Bank or any of their respective affiliates to leave the Company, the Bank or any such affiliate, (ii) hire any person who was an employee or independent contractor of the Company, the Bank or any of their respective affiliates until six (6) months after such individual’s relationship with the Company, the Bank or such affiliate has been terminated, (iii) induce or attempt to induce any client, customer or other business relation (whether (A) current, (B) former, within the six (6) months after such relationship has been terminated or (C) prospective, provided that there are demonstrable efforts or plans to establish such relationship) of the Company, the Bank or any of their respective affiliates to cease doing business or to reduce the amount of business they have customarily done or contemplate doing with the Company, the Bank or any such affiliate, whether or not the relationship between the Company, the Bank or any such affiliate and such client, customer or other business relation was originally established, in whole or in part, through Executive’s efforts, or in any way interfere with the relationship between any such client, customer or business relation, on the one hand, and the Company, the Bank or any such affiliate, on the other hand.

(b)           Executive acknowledges that, in the course of Executive’s employment with the Company, the Bank and their respective affiliates (including their predecessor and any successor entities), Executive has become familiar, or will become familiar, with the Company’s, the Bank’s and their respective affiliates’ trade secrets and with other confidential information, knowledge or data concerning the Company, the Bank, their respective affiliates and their respective predecessors, and that Executive’s services have been and will be of special, unique and extraordinary value to the Company, the Bank and their respective affiliates. Therefore, Executive agrees that, while employed and for a period of twelve (12) months following her termination of employment with Sterling other than a resignation by the Executive for good reason prior to a change of control (the “Noncompetition Period”), Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director consultant, independent contractor or otherwise, and whether or not for compensation) or render services in any capacity to a Competing Business (as defined below), in any country in which the Company, the Bank or any of their respective affiliates conducts business. For purposes of this Agreement, a “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, engaged in the business in which the Company, the Bank and their respective affiliates engage, including the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services. Nothing herein shall prohibit Executive from being a passive owner of not more than one percent (1%) of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such entity.

(c)           Executive hereby agrees that prior to accepting employment with any other person or entity during the Noncompetition Period, Executive shall provide such prospective employer with written notice of this Section 9, with a copy of such notice delivered promptly to the Bank.

(d)           During the Employment Period and following the cessation of Executive’s employment for any reason, Executive shall, upon reasonable notice, (i) furnish such information and assistance to the Company, the Bank and/or their respective affiliates, as may reasonably be requested by the Company, the Bank or such affiliates, with respect to any matter, project, initiative or effort for which Executive is or was responsible or has relevant knowledge or had substantial involvement in while employed by the Company or the Bank under this Agreement, and (ii) cooperate with the Company, the Bank and their respective affiliates during the course of all third-party proceedings arising out of the Company, the Bank and their respective affiliates’ business about which Executive has knowledge or information.

(e)           Executive acknowledges and agrees that: (i) the purposes of the foregoing covenants, including without limitation the noncompetition covenant of Section 9(b), are to protect the goodwill and trade secrets and confidential information of the Company, the Bank and their respective affiliates; and (ii) because of the nature of the business in which the Company, the Bank and their respective affiliates are engaged, and because of the nature of the trade secrets and confidential information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event Executive breached any of the covenants of Section 8 or this Section 9. Executive understands that the covenants may limit Executive’s ability to earn a livelihood in a Competing Business during the Noncompetition Period. Executive acknowledges that the Company would be irreparably injured by a violation of Section 8 or this Section 9, and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under Section 8 or this Section 9. Accordingly, if the Company or its affiliates institute any action or proceeding to enforce any of the provisions of Section 8 or this Section 9, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates have an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available (including, without limitation, termination of the obligation for the Company and the Bank to pay compensation or benefits hereunder due to Executive’s failure to comply in all material respects with the restrictive covenants in Section 8, 9(a) or 9(b), subject to written notice by the Bank and a reasonable opportunity for Executive to cure, if subject to cure), the Company and its affiliates shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond. If any of the covenants set forth in Section 8 or this Section 9 are finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining covenants shall not be affected thereby. Any termination of Executive’s services or of this Agreement shall have no effect on the continuing operation of Section 8 and this Section 9, which shall survive in accordance with their terms.

10.            Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements. If any provision contained in this Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under this Agreement), this Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining Executive’s entitlement to the payment or receipt of amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, Executive’s employment shall not be deemed to have terminated unless and until Executive incurs a “separation from service” as defined in Section 409A of the Code. Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with Sterling’s policies with respect thereto as in effect from time to time (but in no event later than the end of the calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code is payable or provided due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the date that is six (6) months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death). Any installment payments that are delayed pursuant to this Section 10 shall be accumulated and paid in a lump sum on the first day of the seventh month following the date of Executive’s separation from service (or, if earlier, upon Executive’s death), and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. The Severance Benefits and CIC Severance Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Benefits or CIC Severance Benefits are covered by (a) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (b) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (c) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D). The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Benefits or CIC Severance Benefits, as applicable, in order of payment in such manner as results in the maximum exclusion of such Severance Benefits or CIC Severance Benefits, as applicable, from treatment as deferred compensation under Section 409A of the Code. Each installment of the Severance Benefits or CIC Severance Benefits, as applicable, and any other payments or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be deemed to be a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

11.           Additional Termination and Suspension Provisions

(a)            If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818(e)(3) and (g)(1)), all obligations of the Company and the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company and the Bank may in their discretion (but subject in all events to the requirements of Code Section 409A), (i) pay Executive all of the compensation withheld while the Company’s and the Bank’s obligations under this Agreement were suspended and (ii) reinstate (in whole) any of the Company’s and the Bank’s obligations which were suspended, and in exercising such discretion, the Company and the Bank shall consider the facts and make a decision promptly following such dismissal of charges and act in good faith in deciding whether to pay any withheld compensation to Executive, and to reinstate any suspended obligations of the Company and the Bank.

(b)            If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1818(e)(4) or (g)(1)), all obligations of the Company and the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c)            If the Bank is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. §§ 1813(x)(1)), all obligations of the Company and the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

(d)            All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Office of the Comptroller of the Currency or other applicable banking regulator (the “Regulator”), at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, as amended; or (ii) by the Regulator, at the time the Regulator approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)            If, after the Effective Date:

(i)            any regulation applicable to the Company or the Bank is amended or modified, or if any new regulation applicable to the Company or the Bank becomes effective, and such amended, modified, or new regulation requires the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation; and

(ii)            any regulation applicable to the Company or the Bank is amended or modified, or if any new regulation applicable to the Company or the Bank becomes effective, and such amended, modified, or new regulation permits the exclusion of a limitation in this Agreement on the payment to Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.

12.           Arbitration. Any dispute or controversy arising out of, under, in connection with, or relating to this Agreement or any amendment hereof shall be submitted to binding arbitration before one arbitrator in New York County, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association for expedited arbitration, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

13.           Indemnification and Insurance

(a)            To the extent that Sterling provides its senior executive officers with coverage under a directors’ and officers’ liability insurance policy, Sterling shall provide such coverage to Executive on substantially the same basis. Sterling shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of Executive’s having been an officer of the Company or the Bank (whether or not Executive continues to be an officer at the time of incurring such expenses or liabilities and for a period of six years following Executive’s termination of employment with Sterling), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Company Board). Any such indemnification shall be made consistent with Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)            Notwithstanding the foregoing, no indemnification shall be made by the Bank unless the Bank gives the Regulator, to the extent required, at least sixty (60) days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Company Board shall be sent to the Regulator, to the extent required. The notice period for any such notice shall run from the date of such receipt. No such indemnification shall be made if the Regulator advises the Bank in writing within such notice period of its objection thereto.

14.            Notices. The persons or addresses to which notices, mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section. Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile or email, on the date it is actually received; and (d) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to Executive:	At the address most recently on the books and records of the Bank.

If to the Company or the Bank:	Sterling Bancorp or Sterling National Bank, as applicable 360 Hamilton Avenue White Plains, New York 10601 Attention: General Counsel

15.           Amendment. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

16.           Miscellaneous

(a)            Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Executive, her legal representatives and estate and intestate distributees, and the Company and the Bank and their successors and assigns as of the date first written above, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank, as applicable, may be sold or otherwise transferred. Any such successor of the Company or the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company or the Bank, as applicable, and Executive’s obligations hereunder shall continue in favor of such successor.

(b)            Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

(c)            Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(d)            Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or any generally accepted electronic means (including transmission of a pdf containing executed signature pages), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(e)            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern. Any payments made to Executive pursuant to this Agreement or otherwise are subject to all applicable banking laws and regulations, including, without limitation, 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

(f)            Withholding. The Company and the Bank may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company or the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(g)            Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.

(h)            Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and Executive has hereunto set her hand, all as of the date first specified above.

STERLING BANCORP

By:	/s/ Jack L. Kopnisky
	Name:	Jack L. Kopnisky
	Title:	President and Chief Executive Officer

STERLING NATIONAL BANK

By:	/s/ Jack L. Kopnisky
	Name:	Jack L. Kopnisky
	Title:	Chief Executive Officer

EXECUTIVE

/s/ Bea Ordonez
Bea Ordonez

Exhibit A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into on the [_____] day of [____________________], 20[__] by and between Sterling Bancorp (the “Company”), Sterling National Bank (the “Bank”) (the “Bank”; and together with the “Company”, “Sterling”) and Bea Ordonez (“Executive”).

WHEREAS, Sterling and Executive are parties to an Employment Agreement, dated as of November 9, 2020 (the “Employment Agreement”), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive certain compensation and benefits in connection with certain terminations of Executive’s services to the Company.

NOW, THEREFORE, in consideration of Sterling agreeing to provide the compensation and benefits under Section 6 of the Employment Agreement to Executive and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.            In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges Sterling, and any of its predecessor or affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”) (provided that this release does not extend to any vested benefits of Executive under Company’s pension and welfare benefit plans as of the date of Executive’s termination of services); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967, as amended (hereinafter “ADEA”); the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act, as amended (hereinafter “ADA”); § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended (family leave matters); the Genetic Information Non-Discrimination Act; the Uniformed Service Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter, including those of the State of New York; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive’s employment, service, or contacts, or termination of Executive’s employment, with Sterling or any other of the Released Parties; as well as any and all claims for compensatory or punitive damages, back pay, front pay, fringe benefits, attorneys’ fees, costs, expenses or other equitable relief.

Notwithstanding the foregoing, the released claims do not include, and this Agreement does not release, any: (a) rights to compensation and benefits provided under Section 6 of the Employment Agreement; and (b) rights to indemnification Executive may have under applicable law, the bylaws or certificate of incorporation of Sterling, any applicable director and officer liability policy or under the Employment Agreement, as a result of having served as an officer, director or employee of Sterling or any of its affiliates. The Parties also agree that the release provided by Executive in this Agreement does not include a release for (i) any rights or claims that arise after Executive signs this Agreement; (ii) any claim to challenge the release under the ADEA; or (iii) any rights that cannot be waived by operation of law.

Executive further acknowledges and agrees that she has not filed, assigned to others the right to file, reported, or provided information to a government agency, nor are there pending, any complaints, charges, or lawsuits by or on her behalf against Sterling or any Released Party with any governmental agency or any court, except for any filings, reports or information she may have made or provided pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable whistleblower laws or regulations. In addition, Executive understands that nothing contained in this Agreement limits Executive’s ability to report (by way of filing a charge or complaint, or otherwise) possible violations of law or regulation, or make other legally-protected disclosures under applicable whistleblower laws or regulations (including pursuant to Section 21F of the Exchange Act), without notice to or consent from the Company, to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to such Government Agencies, without notice to the Company.

To the extent permitted by law, Executive agrees that Executive will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties with respect to claims released by her herein. To the extent permitted by law, Executive agrees that Executive will not accept any monetary remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement. However, nothing in this Agreement prohibits or shall be construed to prohibit Executive from receiving a reward from the SEC pursuant to Section 21F of the Exchange Act and the regulations thereunder or, to the extent required by law, from another government agency pursuant to another applicable whistleblower law or regulation in connection therewith.

2.             Older Workers Benefit Protection Act /ADEA Waiver:

(a)            Executive acknowledges that Sterling has advised Executive in writing to consult with an attorney of Executive’s choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of Executive’s choice before signing this Agreement.

(b)            Executive acknowledges that Executive has been given the opportunity to review and consider this Agreement for a full twenty-one (21) days before signing it, and that, if Executive has signed this Agreement in less than that time, Executive has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c)            Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Sterling’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive’s intention to revoke this Agreement. Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement.

3.            This Agreement shall not in any way be construed as an admission by Sterling of any of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and Sterling specifically disclaims any liability to Executive on the part of itself, its employees, and its agents.

4.            This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

5.            The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws. Any disputes arising hereunder shall be resolved in accordance with Section 12 of the Employment Agreement.

6.            Executive hereby acknowledges that Executive has read and understands the terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.

7.            The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, Sterling has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, as of the date first written above.

STERLING BANCORP

By:
Name:
Title:

STERLING NATIONAL BANK

By:
Name:
Title: